EXHIBIT 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

MARCH 31, 2016

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

MARCH 31, 2016

TABLE OF CONTENTS

Page
UNAUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2016 - IN U.S. DOLLARS:
Condensed interim statements of comprehensive loss	2
Condensed interim statements of financial position	3
Condensed interim statements of changes in equity	4
Condensed interim statements of cash flows	5
Notes to the condensed interim financial statements	6-9

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REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended March 31
	2016	2015
	U.S. dollars in thousands
REVENUES	-	1
RESEARCH AND DEVELOPMENT EXPENSES, net	4,676	3,829
GENERAL AND ADMINISTRATIVE EXPENSES	1,227	927
OPERATING LOSS	5,903	4,755
FINANCIAL INCOME	380	286
FINANCIAL EXPENSES	1	173
FINANCIAL INCOME, net	379	113
LOSS AND COMPREHENSIVE LOSS	5,524	4,642

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.04	0.05
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES (in thousands)	127,129	93,678

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	March 31	December 31
	2016	2015
	U.S. dollars in thousands

CURRENT ASSETS:
Cash and cash equivalents	12,026	21,516
Bank deposits	34,674	36,622
Financial assets at fair value through profit or loss	6,580	-
Prepaid expenses and receivables	1,932	2,372
	55,212	60,510
NON-CURRENT ASSETS:
Bank deposits	140	134
Fixed assets	143	124
Intangible assets	6,060	6,060
	6,343	6,318
TOTAL ASSETS	61,555	66,828

CURRENT LIABILITIES:
Accounts payable and accrued expenses	3,582	3,514
Payable in respect of intangible asset purchase	2,000	2,000
	5,582	5,514

NON-CURRENT LIABILITIES:
Derivative financial instruments	1,036	1,237
TOTAL LIABILITIES	6,618	6,751

EQUITY:
Ordinary shares	343	343
Additional paid-in capital	120,631	120,621
Warrants	1,057	1,057
Accumulated deficit	(67,094)	(61,944)
TOTAL EQUITY	54,937	60,077
TOTAL LIABILITIES AND EQUITY	61,555	66,828

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary shares	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2016	343	120,621	1,057	(61,944)	60,077
CHANGES IN THE THREE MONTHS PERIOD ENDED MARCH 31, 2016:
Share-based compensation to employees and service providers	-	-	-	374	374
Exercise of options into ordinary shares	*	10	-	-	10
Comprehensive loss	-	-	-	(5,524)	(5,524)
BALANCE AT MARCH 31, 2016	343	120,631	1,057	(67,094)	54,937
BALANCE AT JANUARY 1, 2015	240	65,461	1,528	(42,218)	25,011
CHANGES IN THE THREE MONTHS PERIOD ENDED MARCH 31, 2015:
Share-based compensation to employees and service providers	-	-	-	322	322
Issuance of ordinary shares, net of expenses	31	13,167	-	-	13,198
Warrants expiration	-	471	(471)	-	-
Comprehensive loss	-	-	-	(4,642)	(4,642)
BALANCE AT MARCH 31, 2015	271	79,099	1,057	(46,538)	33,889

*Represents amounts less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

4

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31
	2016	2015
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Comprehensive loss	(5,524)	(4,642)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	374	322
Depreciation	10	9
Unrealized gain on derivative financial instruments	(201)	(248)
Fair value gains on financial assets at fair value through profit or loss	(8)	-
Revaluation of bank deposits	(58)	(4)
Exchange differences in respect of cash and cash equivalents	(82)	167

Changes in assets and liability items:
Decrease in prepaid expenses and receivables	440	706
Increase in accounts payable and accrued expenses	68	318
	543	1,270
Net cash used in operating activities	(4,981)	(3,372)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(29)	(2)
Purchase of intangible assets	-	(75)
Purchase of financial assets at fair value through profit or loss	(6,572)	-
Change in investment in current bank deposits	2,000	(7,000)
Net cash used in investing activities	(4,601)	(7,077)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	-	13,198
Exercise of options into ordinary shares	10	-
Net cash provided by financing activities	10	13,198

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,572)	2,749
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	82	(167)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,516	5,892
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	12,026	8,474
SUPPLEMENTARY INFORMATION ON INTEREST RECEIVED IN CASH	94	26
SUPPLEMENTARY INFORMATION ON INVESTING ACTIVITIES NOT INVOLVING CASH FLOWS:
Purchase of intangible assets	-	3,425

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.      General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009. The Company is focused primarily on the development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drug candidates for inflammatory and gastrointestinal diseases, including cancer (the "Drug Candidates").

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”). Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is engaged in the research and development of most of its Drug Candidates and to date has out-licensed only one of its Drug Candidates. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through March 31, 2016, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its Drug Candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's Drug Candidates. Management expects that the Company will incur more losses as it continues to focus its resources on advancing its Drug Candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or further out-license its remaining Drug Candidates or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research, development programs or commercialization related to the Drug Candidates, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.      Approval of the condensed interim financial statements

These condensed interim financial statements were approved by the Board of Directors on April 19, 2016.

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REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.	The Company's condensed interim financial statements for the three months ended March 31, 2016 and 2015 (the "Condensed Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2015 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2015.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2015 annual financial statements.

NOTE 3 - EQUITY:

During the three months period ended March 31, 2016, the Company received notifications of exercise with respect to options that had been issued to employees and consultants of the Company. Accordingly, the Company issued 60,000 ordinary shares for approximately $10 thousand.

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REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 4 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands

March 31, 2016:
Assets -
Financial assets at fair value through profit or loss	6,580	-	6,580
Liabilities -
Derivative financial instruments	-	1,036	1,036
December 31, 2015:
Liabilities -
Derivative financial instruments	-	1,237	1,237

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative liabilities measured at level 3 for the period ended March 31, 2016 and 2015:

	Three months ended March 31
	2016	2015
	Derivative financial instruments
	U.S. dollars in thousands
Balance at beginning of the period	1,237	2,125
Amounts recognized in profit or loss	(201)	(248)
Balance at the end of the period	1,036	1,877

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

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REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 4 - FINANCIAL INSTRUMENTS (continued):

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the warrants as of March 31, 2016, is based on the price of an ordinary share on March 31, 2016 and based on the following key parameters: risk-free interest rate of 0.50% and an average standard deviation of 54.23%. The fair value of the warrants as of December 31, 2015, was computed based on the price of an ordinary share on December 31, 2015 and based on the following key parameters: risk-free interest rate of 0.66% and an average standard deviation of 49.55%.

c.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.

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